United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 5, 2020

CANNAE HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

1-38300

(Commission File Number)

Delaware	82-1273460
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1701 Village Center Circle

Las Vegas, Nevada 89134

(Addresses of Principal Executive Offices)

(702) 323-7330

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Cannae Common Stock, $0.0001 par value	CNNE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Cannae Holdings, Inc. (the “Company” or “Cannae”) is providing this supplement to its definitive proxy statement, filed with the Securities and Exchange Commission on April 29, 2020 (the “Proxy Statement”) in order to assist our shareholders in making a reasonable assessment of our executive pay and cast a fully informed FOR say-on-pay vote, and evaluate and vote FOR our director nominees in connection with the Company’s Annual Meeting of Shareholders to be held on June 17, 2020. Terms used but not defined herein have the meaning set forth in the Proxy Statement. References herein to Cannae or the Company include Cannae LLC.

1.       Say-on-Pay

As described in our Proxy Statement, in connection with the Externalization, we began to pay a Management Fee (as defined below) to our Manager effective November 1, 2019. The Management Fee is a quarterly fee equal to 0.375% (1.5% annualized) of the Company’s cost of invested capital (as defined in the Management Services Agreement) as of the last day of each fiscal quarter, payable in arrears in cash, as may be adjusted pursuant to the terms of the Management Services Agreement.

Manager’s Executive Compensation Program for the two-months of 2019

The total Management Fee paid or payable to the Manager for 2019 (from November 1, 2019 through December 31, 2019) was $2.1 million.

The summary above reflects the compensation paid by the Company and deducted from the Management Fee to the named executive officers that are members of the Manager (Richard N. Massey, Chief Executive Officer, Richard L. Cox, Executive Vice President and Chief Financial Officer, and David W. Ducommun, Senior Vice President, Corporate Finance) for the period between November 1, 2019 through December 31, 2019. For the named executive officers of the Company who are not members of the Manager, they received all of their executive compensation for 2019 directly from the Company. Additional information about the compensation of the Company’s named executive officers for 2019 can be found in the “Compensation Discussion and Analysis” section, beginning on page 29, and specifically the “Executive Compensation” section, beginning on page 50, of our Proxy Statement, including a discussion of base salaries, performance-based payments, and compensation policies.

Fixed Compensation. Beginning November 1, 2019, our non-executive Chairman, William P. Foley, II receives $1 in fixed compensation for service as our Chairman. Our CEO, Mr. Massey also receives $1 in fixed compensation for service as our CEO. In connection with the Externalization, beginning November 1, 2019, the base salaries of Messrs. Cox and Ducommun, and beginning November 15, 2019, the base salary of Mr. Massey, are paid by the Company and reduced from the Management Fee. For the two months of 2019 following the Externalization (November and December 2019), the base salaries of Mr. Massey ($1), Mr. Cox ($41,667) and Mr. Ducommun ($41,667), or $83,335 in the aggregate, were paid by the Company and reduced from the Management Fee, representing 3.9% of the 2019 Management Fee of $2.1 million. Our other named executive officers receive salaries directly from the Company.

Variable Compensation -- Manager Incentive Program Metrics. As a part of the Externalization, we established the Manager Incentive Program with respect to liquidity events relating to Cannae’s investments (other than Ceridian HCM Holding, Inc. (“Ceridian”) which investment remains as a part of the Company’s Investment Success Incentive Program).

•	The Manager Incentive Program is an incentive program for the Manager, which provides for carried interest payments to our Manager. The Manager Incentive Program includes a hurdle rate of 8% of IRR (threshold) and a high-water mark (maximum) for each investment. So long as the Company’s profits with respect to a liquidity event (sale or other disposition) involving an investment (as defined in the Operating Agreement) exceed an annualized hurdle rate (threshold) of 8%, the Company pays carried interest with respect to such investment to the Manager. Generally, where such hurdle is satisfied, carried interest is paid to the Manager in an amount equal to: 15% of the profits on such investment (calculated as the proceeds of such investment, less allocable management fees (as defined in the Operating Agreement) and the cost of such investment) for returns between 1.0x and 2.0x the cost of such investment (plus allocable management fees), and 20% of the profits on such investment for returns exceeding 2.0x the cost of such investment (plus allocable management fees). However, to the extent that, as of the liquidity event, the value of the portfolio of unrealized investments is less than the aggregate cost of such investments, then the Manager’s carried interest entitlement is correspondingly reduced until such time as the investment portfolio has recovered in value (i.e., maximum).

•	As further discussed in the “2019 Shareholder Engagement and Response” section beginning on page 36 of our Proxy Statement, following our 2019 shareholders meeting and in connection with our Externalization, we had the opportunity to review our executive compensation structure and engage with our shareholders. The Manager Incentive Program reflects the positive steps that we have taken to address the feedback that we received from our shareholders regarding the existing Investment Success Incentive Program. All of Cannae’s investments are now governed by the Manager Incentive Program with the exception of Ceridian, which was not practicable or tax efficient to transfer to the Manager Incentive Program.

•	No amounts were paid or payable to the Manager in 2019 pursuant to the Manager Incentive Program.

•	Going forward, we expect that our named executive officers and our non-executive Chairman William P. Foley, II will not receive any incentive or variable compensation from the Manager for their services to Cannae. Messrs. Massey, Cox and Ducommun, as equity holders of the Manager, each has an interest in the Management Fee and Manager Incentive Program payments paid to the Manager, and may receive cash distributions from the Manager periodically after payment of all compensation and other expenses to the Manager’s employees. The amount of any such distributions will be determined by the Manager and are not within our control.

No NEO Equity Awards Made in 2019. In addition, while prior equity award arrangements provide for automatic accelerated vesting upon a change-in-control, in 2019, Cannae did not grant our named executive officers equity awards and does not intend to do so in the future.

2.	William P. Foley, II’s Participation in the Incentive Success Incentive Program

Our compensation committee recognizes that it is rare for non-employees directors to participate in incentive-based compensation programs and that director pay is generally meant to compensate directors for their oversight and time, rather than as an incentive for performance. However, our compensation committee also recognizes Mr. Foley’s leadership and contribution to the success of our investment in Ceridian and believes that Mr. Foley’s participation in Cannae’s Investment Success Incentive Program is in the best interest of the Company.

As a part of the Investment Success Incentive Program, in 2019, Cannae completed three underwritten secondary public offerings, referred to as Ceridian Share Sales, which are further described in “The Investment Success Incentive Program” section of our Proxy Statement beginning on page 42. The Ceridian Share Sales resulted in an aggregate post-initial public offering (“IPO”) return on our investment of $211,952,986. Of this amount, 10% was allocated to the incentive pool and payments were made to participants based on their allocated percentages of the pool. In recognition of our non-executive Chairman, Mr. Foley’s significant investment of time and efforts over more than ten (10) years in completing Ceridian’s IPO and transforming Ceridian into a successful public company, Mr. Foley’s percentage is 71.5%.

Mr. Foley served on Ceridian’s board of directors since our former parent company, Fidelity National Financial, Inc. (“FNF”), acquired Ceridian in 2007. Mr. Foley continued to serve Ceridian through the completion of its IPO in April 2018 until August 1, 2019 when he stepped off the Ceridian board. Mr. Foley’s leadership was instrumental in transforming Ceridian into a public company and guiding Ceridian’s strategic direction. For the first eleven (11) years, Mr. Foley received no compensation from Cannae for his services benefitting Ceridian. Mr. Foley’s percentage of the Ceridian Share Sales represents greater than a decade of time and contribution to Ceridian. We believe that the preservation of our original investment and the superior gains recognized in the Ceridian IPO and Ceridian Share Sales would not have occurred but for Mr. Foley’s strategic vision and leadership.

As described above, the Investment Success Incentive Program is now limited to our investment in Ceridian. Additional information on Mr. Foley’s compensation under the Investment Success Incentive Program can be found in the “Director Compensation” section beginning on page 57 of our Proxy Statement.

Furthermore, as discussed above, beginning November 1, 2019, Mr. Foley receives $1 in fixed compensation for service as our non-executive Chairman.

3.       Classified Board

Our Board of Directors has, since our split-off from FNF in November 2017, been divided into three classes, with each class serving a staggered three-year term. In each of the last two years, our Board considered whether to declassify the Board of Directors. Our Board has determined that it is in the best interest of Cannae and its shareholders to maintain its classified board structure at this time. Service for a three-year term encourages our directors to make decisions in the long-term interests of the Company and its shareholders. The Board also considered that Cannae is still a relatively new (two year plus) public company and that a classified board structure promotes board continuity and stability and ensures that, at any given time, there are experienced directors serving on the Board who are familiar with and further develop Cannae’s business, strategic goals and culture. Our classified board structure also reduces the potential influences of certain investors and special interest groups with short-term agendas. In the past, we believe that Cannae’s common stock has traded at a discount to the company’s fair market value, and thus, a classified board structure protects the Company and its shareholders against abusive activist takeover tactics. We believe our classified board structure to be an effective means of protecting long-term shareholder interests against these types of abusive tactics. We have engaged and will continue to engage with our shareholders on this topic, and our Corporate Governance and Nominating Committee and Board will continue to consider whether the classified board structure is in the best interest of the Company and its shareholders.

SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cannae Holdings, Inc.

Date:	June 5, 2020	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel, and Corporate Secretary